EXHIBIT 99.1

Terra Tech Reports Record Second Quarter 2016 Results

Company Sees Revenue Growth of 93% to $9.7 Million

NEWPORT BEACH, CA--(Marketwired - August 15, 2016) - Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech" or the "Company"), a vertically integrated cannabis-focused agriculture company, today announced its second quarter 2016 financial results for the period ending June 30, 2016.

Derek Peterson, CEO of Terra Tech, commented, "We reported record revenues of $9.7 million in the second quarter of 2016, representing an increase of 93% compared to the prior year period. This excellent result was primarily driven by higher cannabis sales from our two new Blum dispensaries in Oakland, California, and Las Vegas, Nevada. In addition, our overall gross margins also grew from 5% to 17% year-over-year. This was the first reporting period that our top-line results benefited from our brick-and-mortar retail store locations and we are very pleased with the traction our dispensaries have generated. We expect to experience further benefits from our vertically-integrated, seed-to-sale structure, such as improved margins and better brand recognition in the market, as our retail operations scale. Looking ahead to the second half of 2016, we will open a further three Nevada-based dispensaries by the end of the summer season, including our next location at 3650 South Decatur Boulevard, Suite 6 & 7, Las Vegas, Nevada, which will host its Grand Opening later this week, on August 20th, 2016.

"We ramped production of our IVXX Vape Product lines during the second quarter, with the launch of two pre-filled cannabis oil cartridge lines. These are sold in our Blum retail locations, as well as through our wholesale distribution network. We plan to build out our wholesale business and expand our product lineup throughout the second half of 2016 to grow market share," continued Mr. Peterson.

"The Edible Garden segment also reported strong growth in the second quarter as our strategic initiatives took hold. We expanded our product lines to include SUPERLEAF™, a nutritionally-enhanced lettuce sold at ShopRite, and various vitamin and dietary supplement lines. We also invested in sales and marketing to drive brand awareness as we build out our operations," concluded Mr. Peterson.

Financial Update:

•	Total revenues generated for the quarter ended June 30, 2016 were approximately $9.7 million, compared to $5.0 million in the same period in 2015. This is an increase of 93% from the quarter ended June 30, 2015. The increase in second quarter revenues was primarily attributable to sales from the acquisition of the Blüm dispensary in Oakland, California, which closed on April 1, 2016, and sales from the Western, Las Vegas Blum dispensary which opened during the quarter. Second quarter revenues also benefited from higher Edible Garden sales of its produce, herbs and floral products.

•	Gross margin for the second quarter of 2016 amounted to approximately 17%, compared to a gross margin of approximately 5% for the second quarter of 2015. The improved margins were attributable to better margins at Edible Garden, as the business continues to scale and higher gross profit from the cannabis segments of Blum and IVXX.

1

•	Selling, general and administrative expenses for the second quarter of 2016 amounted to approximately $5.5 million, compared with approximately $3.4 million for the second quarter of 2015. The increase was primarily due to an increase in consultants' fees mostly paid in common stock due to the appreciation in the market price and an increase in salaries due to new hires associated with the Blum dispensaries, and other expenses. These increases were offset by a decrease in legal fees and a decrease of $1.15 million for no warrants issued in the quarter ended June 30, 2016 versus the warrants issued in 2015.

•	We realized an operating loss of approximately $3.8 million for the second quarter of 2016, compared to an operating loss of approximately $3.1 million for the second quarter of 2015.

•	The net loss for the quarter ended June 30, 2016 was approximately $4.9 million or $0.01 per share compared with a loss of approximately $2.8 million or $0.01 per share for the second quarter of 2015. The primary reason for the increase in net loss is an approximately $1.2 million loss from the fair market valuation of derivatives during the quarter ended June 30, 2016 compared to the prior year's second quarter, and operating cost at our Western, Las Vegas Blum dispensary.

•	Stockholders' equity for the second quarter of 2016 amounted to approximately $41.5 million, compared with approximately $6.3 million as of December 31, 2015. The increase is attributable to the Blum Oakland acquisition reduced by the current quarters' loss.

•	Short-term debt as of June 30, 2016 amounted to approximately $628,000, a decrease of approximately 32% compared to approximately $917,000 as of December 31, 2015. Long term debt increased from zero to $1.6 million during the first six months of 2016.

2

Business Update:

•	Cannabis Segment Updates:

•	Opened the Company's first Nevada-based medical cannabis dispensary, located at 1921 Western Avenue in Las Vegas.

•	Grand Opening of second Nevada-based medical dispensary, located at 3650 South Decatur Boulevard, Suite 6 & 7, Las Vegas, Nevada, slated for August 20, 2016.

•	Launched two IVXX Vape cannabis oil cartridge lines, the "Z35" cannabis oil cartridge line in April, 2016 and the "Z92" cartridges in June, 2016.

•	Edible Garden Updates:

•	Shipped the first order of nutritionally-enhanced SUPERLEAF™ lettuce to ShopRite Supermarkets. The lettuce was developed in partnership with Nutrasorb LLC in conjunction with Rutgers University.

•	Expanded retail offering through introduction of vitamin and dietary supplement lines, including VitaminWay®, Vitamin Whey Protein®, SlimTrim®, Surgex Sports Nutrition®, OmEssentials® and Bikini Ready®

•	Miscellaneous Updates

•	Derek Peterson, Terra Tech's CEO, presented on a cannabis investing panel at the 5th Annual Marcum MicroCap Conference in June, 2016 in New York City. The discussion focused on the legal, regulatory and other factors affecting the cannabis industry.

•	Attended the NCIA Cannabis Business Summit & Expo, in June 2016, in Oakland, California. 3,000 industry executives and investors attended the two day national event, as well as policy makers and influencers in the cannabis economy.

3

Conference Call

The company will also host a conference call today, Monday, August 15, 2016 at 4:30 PM Eastern to discuss its financial results and the outlook for 2016.

Dial-In Number: 1-857-232-0157
Access Code: 422095

For those unable to participate in the live conference call, a replay will be available at http://www.smallcapvoice.com/trtc/. An archived version of the webcast will also be available on the investor relations section of the company's website.

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blum, IVXX Inc., Edible Gardens, MediFarm LLC and GrowOp Technology. Blum's retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blum offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company's wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Krogers, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech's MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company's wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
Follow us on Instagram @socal_IVXX
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

4

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to: (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak"), as well as vitamin and dietary supplement lines, into the Company's operations, (ii) product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

5

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	2016	2015

Total Revenues	$9,699,909	$5,024,290
Cost of Goods Sold	8,049,965	4,761,676
	1,649,944	262,614
Selling, general and administrative expenses	5,467,321	3,361,846
Loss from operations	(3,817,377)	(3,099,232)

Other Income (Expenses)
Amortization of debt discount	(218,126)	(224,729)
Loss on extinguishment of debt	-	-
Loss from derivatives issued with debt greater than debt carrying value	(488,000)	(337,000)
Gain (Loss) on fair market valuation of derivatives	(206,000)	999,000
Interest Expense	(60,565)	(129,701)
Total Other Income (Expense)	(972,691)	307,570
Loss before Provision of Income Taxes	(4,790,068)	(2,791,662)
Provision for income taxes	381,000	3,076
Net Loss	(5,171,068)	(2,794,738)
Net Loss attributable to non-controlling interest	236,830	38,162
Net Loss attributable to Terra Tech Corp.	$(4,934,238)	$(2,756,576)

Net Loss per Common Share attributable to Terra Tech Corp. common stockholders - Basic and Dilutes	$(0.01)	$(0.01)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	349,893,516	215,751,634

6

TERRA TECH CORP.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
Assets	Unaudited
Current Assets:
Cash	$1,671,663	$418,082
Accounts receivable, net	1,009,148	741,844
Prepaid expenses	415,209	147,230
Inventory	1,584,704	949,448
Total Current Assets	4,680,724	2,256,604

Property, equipment and leasehold improvements, net	9,036,150	6,694,975
Goodwill	31,948,090
Intangible assets, net	21,047,300	118,932
Deposits	50,168	94,528
Total Assets	$66,762,432	$9,165,039

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$5,760,182	$1,119,459
Derivative liability	4,852,000	743,400
Short-term debt	628,323	917,363
Total Current Liabilities	11,240,505	2,780,222
Long Term Liabilities
Long-term debt	1,560,830	-
Deferred tax liability, net	194,900	44,000
Total Long Term Liabilities	1,755,730	44,000

Commitment and Contingencies	12,306,883	-

Stockholders' Equity
Preferred stock, Convertible Series A, Par value $0.001; authorized and issued 100 shares as of June 30, 2016 and December 31, 2015, respectively	-	-

Preferred stock, Convertible Series B, Par value $0.001; authorized 24,969,998 shares as of June 30, 2016; authorized 24,999,900 shares as of December 31, 2015; issued and outstanding 24,818,700 and 16,300,000 as of June 30, 2016 and December 31, 2015, respectively	24,819	16,300

Preferred stock, Convertible Series G, Par value $0.001; authorized 1 share as of June 30, 2016; no shares authorized as of December 31, 2015; no shares outstanding as of June 30, 2016 and December 31, 2015, respectively	-	-

Preferred stock, Convertible Series N, Par value $0.001; authorized 1 share as of June 30, 2016; no shares authorized as of December 31, 2015; 1 share outstanding as of June 30, 2016 and no shares outstanding as of December 31, 2015, respectively	-	-

Preferred stock, Convertible Series Q, Par value $0.001; authorized 21,600 shares as of June 30, 2016; no shares authorized as of December 31, 2015; 21,378 shares outstanding as of June 30, 2016 and no shares outstanding as of December 31, 2015, respectively	21	-

Preferred stock, Convertible Series Z, Par value $0.001; authorized 8,300 shares as of June 30, 2016; no shares authorized as of December 31, 2015; 8,166 shares outstanding as of June 30, 2016 and no shares outstanding as of December 31, 2015, respectively	8	-

Common stock, Par value $0.001; authorized 350,000,000 shares; issued 349,981,822 and 303,023,744 shares as of June 30, 2016 and December 31, 2015, respectively	349,982	303,024
Additional paid-in capital	96,221,402	51,843,071
Accumulated Deficit	(55,012,411)	(45,952,109)
Total Terra Tech Corp. stockholders' equity	41,583,821	6,210,286
Non-controlling interest	(124,507)	130,531
Total Stockholders' Equity	41,459,314	6,340,817

Total Liabilities and Stockholders' Equity	$66,762,432	$9,165,039

Contact

Philip Carlson
KCSA Strategic Communications
TRTC@kcsa.com

7